MIRATI THERAPEUTICS REPORTS THIRD QUARTER 2019
FINANCIAL RESULTS

SAN DIEGO - November 4, 2019 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the third quarter ended September 30, 2019.

Recent Corporate Updates:

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Presented early clinical data from the Phase1/2 trial of MRTX849 on October 28, 2019 at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. At the highest dose (600 mg BID), three of five (3/5) evaluable patients with non-small cell lung cancer (NSCLC) and one of two (1/2) evaluable patients with colorectal cancer (CRC) achieved a partial response (PR); the remaining patients had stable disease (SD). Across all dose levels, three of six (3/6) patients with NSCLC and one of four (1/4) patients with CRC achieved a PR. Two responding patients (1 NSCLC and 1 CRC) achieved confirmed PRs, both with continuing tumor shrinkage following their first scan. The other two patients with PRs (both NSCLC) have not had confirmatory scans. Clinical PK data demonstrated that the dose of 600 mg BID results in drug levels that meet or exceed those likely to lead to full inhibition of KRAS G12C signaling. Treatment duration ranged from 6.7- 38.6 weeks as of the data cut-off, October 11, 2019.

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Published data demonstrating the efficacy of MRTX849 in preclinical studies on October 28, 2019 simultaneously with the Company’s oral presentations at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, in Cancer Discovery, a journal of the American Association of Cancer Researchers.

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Announced that the Company would have two presentations of interim Phase 2 data for sitravatinib in combination with nivolumab in urothelial carcinoma and oral cavity squamous cell carcinoma at the Society for Immunotherapy of Cancer (SITC) 34th Annual Meeting on November 9, 2019.

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Announced on July 9, 2019 that the Company had entered into a clinical collaboration agreement with Novartis to evaluate the combination of MRTX849, Mirati's investigational KRAS G12C inhibitor and TNO155, Novartis' investigational SHP2 inhibitor, in patients with advanced solid tumors with KRAS G12C mutations.

“The recent data presented demonstrate that MRTX849 treatment can result in clinical responses at well tolerated doses. We believe that MRTX849 clinical combinations, including the combination of MRTX849 with TNO155 in our collaboration with Novartis, will significantly increase the eligible patient population,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer at Mirati. “We continue to expand and accelerate our KRAS programs and expect to continue expanding our team, including the addition of commercial talent so that we are ready to deliver our novel cancer therapies to the patients most in need.”

Financial Results for the Third Quarter 2019

Cash, cash equivalents, and short-term investments were $454.2 million at September 30, 2019, compared to $222.8 million at December 31, 2018. In January 2019, we completed a public offering of common stock that provided net cash proceeds of $107.9 million. In June 2019, we completed a public offering of common stock that provided net cash proceeds of $219.9 million.

License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd. ("BeiGene"), dated January 7, 2018. License and collaboration revenues for the three and nine months ended September 30, 2019 were $1.0 million and $2.8 million, respectively, compared to none and $9.5 million for the three and nine months ended September 30, 2018, respectively. The 2019 revenues relate to revenues earned in connection with a manufacturing supply services agreement with BeiGene and the 2018 revenues relate to the license the Company granted to BeiGene under the Collaboration and License Agreement.

Research and development expenses for the third quarter of 2019 were $47.4 million, compared to $23.6 million for the same period in 2018. Research and development expenses for the nine months ended September 30, 2019 were $119.9 million, compared to $67.1 million for the same period in 2018. The increase in research and development expenses is due to an increase in expense associated with the development of sitravatinib and MRTX849, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expense of $8.6 million during the third quarter of 2019, compared to $1.8 million for the same period in 2018, and $20.4 million during the nine months ended September 30, 2019, compared to $5.1 million for the same period in 2018.

General and administrative expenses for the third quarter of 2019 were $10.7 million, compared to $5.3 million for the same period in 2018. General and administrative expenses for the nine months ended September 30, 2019 were $30.3 million, compared to $15.3 million for the same period in 2018. The increase is due primarily to an increase in share-based compensation expense and, to a lesser extent, an increase in employee related expense, professional services expense and facilities and insurance expense. The Company recognized general and administrative-related share-based compensation expense of $6.5 million during the third quarter of 2019, compared to $2.2 million for the same period in 2018, and $18.4 million during the nine months ended September 30, 2019, compared to $6.5 million for the same period in 2018.

Net loss for the third quarter of 2019 was $54.3 million, or $1.38 per share basic and diluted, compared to net loss of $27.6 million, or $0.85 per share basic and diluted for the same period in 2018. Net loss for the nine months ended September 30, 2019 was $140.9 million, or $3.83 per share basic and diluted, compared to net loss of $70.1 million, or $2.31 per share basic and diluted for the same period in 2018.

About Sitravatinib

Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib combinations with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.

About MRTX849

MRTX849 is an investigational, orally-available small molecule that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of non-small cell lung cancer adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly-identified, KRAS G12C-positive advanced solid tumors.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati’s lead drug candidate, sitravatinib, is designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC) that is currently enrolling patients.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This previously difficult to drug target is present in approximately 14% of NSCLC adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research on G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, including without limitation the MRTX849 and sitravatinib clinical trials referenced above, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and

Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$454,212	$222,790
Other current assets	10,436	3,870
Total current assets	464,648	226,660
Property and equipment, net	536	473
Other long-term assets	5,514	1,321
Total assets	$470,698	$228,454

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$34,689	$25,775
Deferred revenue and other current liabilities	647	371
Total current liabilities	35,336	26,146
Deferred revenue and other liabilities	873	732
Total liabilities	36,209	26,878

Stockholders’ equity	434,489	201,576

Total liabilities and stockholders’ equity	$470,698	$228,454

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues
License and collaboration revenues	$988	$—	$2,809	$9,467
Total Revenue	988	—	2,809	9,467

Operating Expenses
Research and development	$47,362	$23,626	$119,925	$67,114
General and administrative	10,685	5,313	30,340	15,308
Total operating expenses	58,047	28,939	150,265	82,422

Loss from operations	(57,059)	(28,939)	(147,456)	(72,955)

Other income, net	2,786	1,371	6,576	2,809

Net loss	$(54,273)	$(27,568)	$(140,880)	$(70,146)

Unrealized gain (loss) on available-for-sale investments	103	99	412	(35)

Comprehensive loss	$(54,170)	$(27,469)	$(140,468)	$(70,181)

Basic and diluted net loss per share	$(1.38)	$(0.85)	$(3.83)	$(2.31)

Weighted average number of shares used in computing net loss per share, basic and diluted	39,197	32,410	36,799	30,350